EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is effective as of September 29, 2006, by and between GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation (the "Company"), and BRIAN LARSON, an individual (the "Executive").

         In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in Shenandoah, Iowa, or in such other location as may be mutually agreed between the parties.

         2. Term. The Company agrees to employ Executive and Executive agrees to accept employment with the Company for a term (the "Term") commencing on the date hereof and continuing for a three-year period thereafter, unless earlier terminated pursuant to Section 6 below. The Term shall be automatically renewed for successive periods of one (1) years at each otherwise scheduled expiration of the Term, unless either the Company or Executive objects (in their respective sole discretion) to such renewal by providing thirty (30) days' prior written notice to the other party.

         3. Duties and Authorities. During the Term (as defined below):

                  3.1 Executive shall be appointed and serve as the Chief Financial Officer of the Company. If appointed or requested by the Company's Board of Directors (the "Board"), the Executive shall also serve during all or any part of the Term as any other officer (so long as Executive remains employed in the position of Chief Financial Officer of the Company) of the Company or any subsidiary thereof without any additional compensation therefor other than as specified in this Agreement. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions and such other responsibilities and duties as required by the Bylaws of the Company and as reasonably assigned by the Board and/or CEO from time to time.

                  3.2 Except as otherwise expressly provided herein, Executive shall diligently execute such duties and shall devote his full time, skills and efforts to such duties, subject to the general supervision and control of the Board. Except as otherwise expressly approved by the Board, Executive will not engage in any outside activities that will impair his ability to devote his full-time efforts to the performance of his duties under this Agreement. Notwithstanding the above, it is agreed that Executive may spend up to five (5) hours per month working in a family owned business known as Larson Enterprises, Inc.

         4. Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

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                  4.1 Base Salary. The Company shall pay Executive a salary of
One Hundred Thirty-Five Thousand Dollars ($135,000) per year, payable in equal installments twice monthly or at more frequent intervals in accordance with the Company's customary pay schedule. Executive's base salary shall be raised to One Hundred Fifty Thousand Dollars ($150,000) per year when the Company has an ethanol plant that is producing ethanol for commercial sale (the "First Production Date").

                  4.2 Equity Incentive Compensation. The Company has retained a consulting firm with expertise in employment compensation to assist it in designing an equity incentive compensation plan for its officers and directors and to consult with the Company on other compensation issues. It is anticipated that the Company will consider and implement an equity compensation plan based, in part, on the recommendations received. Executive will be entitled to participate in the plan. It is anticipated that the equity compensation plan that is agreed upon by the Executive and the Company, will vest to the benefit of Executive over a 3 to 5 year time period.

                  4.3 Bonus Compensation.

                           a. General. Executive shall also be eligible, during
the Term, to receive such cash bonuses and additional compensation (collectively, the "Bonus Compensation"), on an annual basis as the Board may, in its discretion, approve, which may be up to one third of Executive's Base Salary. The Bonus Compensation shall be payable and issued in accordance with the applicable payroll option and/or other compensation policies and plans of the Company as from time to time in effect.

                           b. Signing Bonus. Executive shall be entitled to a
signing bonus in the amount of 1,250 shares of the Company's restricted common stock (the "Bonus Shares"). The Bonus Shares will not be deemed earned, and shall not be issued, until the First Production Date. If Executive is working for the Company on the First Production Date, then the shares shall be issued to Executive and shall be deemed to be fully vested. If Executive is not working for the Company on the First Production Date, then Executive shall not be entitled to any of the Bonus Shares.

                  4.4 Additional Benefits. Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company in accordance with the rules (if any) established by the Board in its discretion for participation in any such plans as may be in effect from time to time.

                  4.5 Vacation/Personal Leave/Sick Leave. Executive shall be entitled to an aggregate of one (1) day leave for vacation/personal leave/sick lease (hereinafter "vacation") per calendar month during each calendar year during the Term at full pay. Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company's reasonable business needs. Up to a maximum of twelve (12) days vacation may be carried over from one fiscal year to the next fiscal year. Any vacation that is not used during any fiscal year (in excess of the twelve (12) day maximum

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carryover referenced in the prior sentence) shall be lost and may not be carried forward to a future period. No compensation shall be paid by the Company for any unused vacation. During each fiscal year, Executive must take at least one, five
(5) consecutive days of vacation.

                  4.6 Deductions. The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

         5. Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse Executive for all such business expenses if (a) such expenses are incurred by Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) Executive provides to the Company a record of
(1) the amount of the expense, (2) the date, place and nature of the expense,
(3) the business reason for the expense and (4) all supporting documentation as may be required from time to time by the relevant tax laws or regulations.

         6. Termination.

                  6.1 Termination for Cause. The Term and Executive's employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, "Cause" shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement (including without limitation habitual neglect of or deliberate or intentional refusal to perform any of his material duties and obligations under this Agreement) other than due to Executive's death or Disability (as defined in
Section 6.3 below), not cured within two (2) weeks from receipt of notice from the Board of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Executive for any felony or a crime involving moral turpitude, or (d) Executive's chronic alcoholism or chronic drug addiction.

                  6.2 Termination without Cause. The Company may terminate Executive's Employment at any time for any reason (or no reason) other than Cause, as determined by the Board, provided the Company continues to pay Executive's full base salary, any Bonus Compensation already resolved by the Board (including the signing bonus of 1,250 shares of the Company's restricted common stock, and other benefits as provided in Sections 4.1 through 4.4 for the period (the "Severance Period") equal to the lesser of (a) the remaining portion of the Term or (b) six (6) months.

                  6.3 Termination for Death or Disability. In accordance with applicable law, the Board may terminate the Term for the death or Disability (as defined below) of Executive. As used in this Agreement, "Disability" shall mean Executive is unable to perform (except due to chronic alcoholism or chronic drug addiction) the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability

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continues for a period of at least two (2) consecutive weeks. Termination resulting from Disability may only be effected after at least two (2) weeks written notice by the Company of its intention to terminate Executive's employment. Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to Sections 4 and 5 above from the date the Disability begins until the date which is ninety (90) days following the notice of termination under this Section 6.3, and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled). In the event of Executive's death, the Company shall pay his estate full compensation, benefits and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of such death and shall continue any health benefits in which Executive's family was participating at the time of such death for a period of not less than (a) the then otherwise remaining portion of the Term or (b) such other period as may be required by applicable law.

                  6.4 Termination by Executive. Executive may terminate the Term and his employment with the Company and resign from any and all positions as officer or director of the Company and/or its subsidiaries only for Good Reason (as defined below). As used in this Agreement, "Good Reason" shall mean any of the following: (a) material breach of this Agreement by the Company that continues following not less than two (2) weeks written notice from Executive of such breach or (b) a requirement by the Company that the Executive relocate to a location other than Shenandoah, Iowa or Omaha, Nebraska, or (c) bonus and equity compensation plan to be presented to Executive on or before January 1, 2007 is deemed to be unacceptable by Executive. If Executive desires to terminate for Good Reason under clause (b) above, Executive shall provide written notice of such determination not later than 30 days of being informed in writing by the Company of the relevant requirement or event. If Executive terminates for Good Reason, Executive shall be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above and the severance payments described in Section 6.2, and no other amounts shall be payable, except in the case of termination for Good Reason under clause (c) above in which case Executive shall only be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above and no severance payments. If Executive terminates without Good Reason he will give a ninety (90) day written notice to Company.

                  6.5 Effect of Termination. In the event Executive's employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that the terms of this Section 6 and of Sections 7 through 20 below shall survive such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement. The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, as a result of any termination of Executive's employment.

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         7. Covenant Not to Compete.

                  7.1 Covenant. Executive hereby agrees that, while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement and at any time when Executive is receiving severance payments from the Company, Executive will not directly or indirectly compete (as defined in Section 7.2 below) with the Company in the U.S. ethanol industry. Executive further agrees that if Executive were to terminate his employment with the Company without Good Reason, that he will not directly or indirectly compete (as defined in Section 7.2 below) with the Company in the U.S. ethanol industry for period of one (1) year following such termination. Executive shall not otherwise be prohibited from competing with the Company as a result of this
Section 7 after the termination of this Agreement.

                  7.2 Direct and Indirect Competition. As used herein, the phrase "directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Company's)
(a) engaged in the production, marketing, sale or distribution of ethanol, or
(b) which is the same as, or similar to, or competitive with any business conducted by the Company or any of the Company's subsidiaries; provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

         8. Confidential Information. Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information"). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive's employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company's premises any such material or equipment or any reproduction thereof.

         9. Change of Control. For the purpose of this Agreement, a "Change in Control" shall mean:

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         (a) The acquisition, directly or indirectly, other than from the
Company, by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding, for this purpose, the Company, its subsidiaries, and any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) (a "Third Party") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

         (c) Consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquiror) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

                  9.1 If a change of control of the Company were to occur, Executive shall be paid a bonus of one hundred thousand dollars ($100,000), all equity in which Executive may have any interest will vest immediately, and there shall no longer be any restriction on any restricted shares Executive may hold.

         10. Inventions.

                  10.1 Disclosure of Inventions. Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any "Employment Inventions" (as defined in Section 9.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the Board or to any other Company officer designated by the Board.

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                  10.2 Ownership, Assignment, Assistance and Power of Attorney.
All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company's expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive's obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company's request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive's signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

                  10.3 Employment Inventions. The definition of "Employment Invention" as used herein is as follows: "Employment Invention" means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company's time; or (iii) with the aid, assistance, or use of any of the Company's property, equipment, facilities, supplies, resources, or intellectual property;
(b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

                  10.4 Exclusion of Prior Inventions. Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement. If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.

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                  10.5 Inventions of Third Parties. Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company's products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the Board to do so.

         11. No Conflicts. Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

         12. Equitable Remedies. Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8 or 9 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

         13. Assignment. This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

         14. Waiver or Modification. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

         15. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersedes all prior oral or written understandings and agreements with respect to such specific subject matter.

         16. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

         17. Notices. All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Shenandoah, Iowa) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the

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same day as the facsimile transmission by any other means permitted herein; (c)
if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to the choice of law provisions thereof.

         19. Attorneys' Fees. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

         20. Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

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         IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

"Company":

GREEN PLAINS RENEWABLE ENERGY, INC.


By: /s/ Barry Ellsworth
----------------------------
Name: Barry Ellsworth
Title: CEO and President

Address:

Green Plains Renewable Energy, Inc.
Attn:  Board of Directors
4124 Airport Road
Shenandoah, Iowa 51601
Fax: 702-631-9308

 "Executive":


 /s/ Brian Larson
----------------------------
Brian Larson, individually

Address:

----------------------------
----------------------------

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                                    EXHIBIT A

                               EXCLUDED INVENTIONS


NONE






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